Exhibit 10.01

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into effective January 1, 2009, by and between CAPE FEAR BANK, a North Carolina banking corporation (hereinafter referred to as the “Bank”) and BETTY V. NORRIS of Wilmington, North Carolina (hereinafter referred to as the “Officer”).

WHEREAS, the Bank and Officer wish to set forth in writing the terms and conditions of Officer’s employment with the Bank.

NOW, THEREFORE, for and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the Bank and the Officer agree as follows:

1. Employment. The Bank agrees to employ Officer and Officer agrees to employment by the Bank, upon the terms and conditions stated herein, as a Sr. VP—Chief Financial Officer & Treasurer. The Officer shall perform such duties and render such administrative and management services as shall, from time to time, be assigned to Officer by either the President of the Bank (the “President”) or the Board of Directors of the Bank (the “Board”). Further, the Officer shall promote the business of the Bank generally. Upon the request of the Board, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged other than Bank duties. Both the Bank and Officer acknowledge that the Officer’s employment is “at will,” and may be terminated by either party at any time, with or without cause, by giving notice to the other party as set forth in Paragraph 8, below.

2. Consideration. In consideration for the covenants and promises made by Officer herein, including without limitation, the covenant contained in Paragraph 6, the receipt and sufficiency of which Officer hereby acknowledges, the Officer shall receive the consideration listed in Paragraph 3. The Officer acknowledges that but for his/her execution of this Agreement, he would not be entitled to and would not receive this consideration as stated.

3. Compensation. The Bank shall pay the Officer during the term of this Agreement, as compensation for all services rendered by the Officer to the Bank, a base salary at the rate of $165,000 per annum, subject to salary increases and bonuses. Officer’s salary shall be payable in accordance with Bank’s normal payroll cycle. Any payments made under this Agreement (including any payments under Paragraph 8) shall be subject to such deductions and withholdings as are required by law or regulation or as may be agreed to by the Bank and the Officer in accordance with applicable law. If Officer’s employment pursuant to this Agreement commences or terminates within a payment period, the salary payable to Officer by the Bank shall be prorated on a daily basis and Officer shall receive the prorated amount of such salary for the actual number of days in the payment period that Officer was employed by the Bank. Employee shall be entitled to no further compensation in the form of salary after the effective date of any termination or resignation of employment, except as provided in Paragraphs 8, below.

4. Bonuses. The Officer shall be entitled to such discretionary bonuses as may be authorized, declared and paid by the Board, in their sole discretion, from time to time.

5. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Officer shall be entitled to participate in any employee benefits plan or plans that the Bank, in its sole discretion, may make available to its employees from time to time, in accordance with the provisions thereof.

6. Confidentiality.

a. Officer recognizes and agrees that by virtue of his/her employment by the Bank, Officer enjoys a position of special trust and confidence with the Bank and is a fiduciary of the Bank. Further, by virtue of his/her employment, Officer has learned and will continue to learn and be instrumental in the further development of the various business policies, marketing plans, marketing strategies, business plans, growth strategies, pricing strategies, and business procedures of the Bank. Officer has acquired and will continue to acquire specific and detailed knowledge concerning the identity of customers of the Bank and the special needs of the customers of the Bank. Additionally, Officer has learned and will continue to learn about the Bank, its business, investors, plans, goals, procedures, finances, products, customers, and intellectual property. Officer and the Bank agree that if, either during his/her employment with the Bank or after cessation of his/her employment with the Bank, Officer discloses or uses or attempts to disclose or use any confidential information belonging to the Bank, such disclosure or use would be unfair and detrimental to the Bank and would result in irreparable damage to the Bank.

b. Officer agrees and covenants that during his employment with the Bank and after termination of his/her employment, for any reason, Officer will not, either for himself/herself or on behalf of any other person or entity, use, disseminate or disclose, other than to an employee of the Bank with a “need to know,” any confidential information or trade secrets of the Bank or any of its parents, affiliates or subsidiaries that were made known to Officer by the Bank, its officers or employees, or were learned by Officer while in the employ of the Bank, without the prior written consent of the Bank. Officer further agrees that upon termination of his/her employment with the Bank for any reason, he/she will promptly return to the Bank any and all documents, records, figures, calculations, letters, papers, drawings, computer disks, brochures, pictures, video tapes, and other data compilations containing information of the Bank or any of its parents, affiliates or subsidiaries of any type or description (including all copies thereof) which are then under Officer’s control or in Officer’s possession. It is understood that the terms, “trade secrets” and “confidential information,” as used in this Agreement, are deemed to include, but are not limited to, the following: lists of the customers, depositors, employees, and/or operations of the Bank or any of its parents, affiliates or subsidiaries; manuals and/or other documentation or information pertaining to the operation of the business of the Bank or any of its parents, affiliates or subsidiaries; information concerning the marketing plans, finances, and/or rates of return of the Bank or any of its parents, affiliates, subsidiaries; confidential reports and communications; computer software programs; intellectual property of whatever description (including without limitation inventions, processes, plans, concepts or ideas); any other information which gives to the Bank or any of its parents, affiliates or subsidiaries the opportunity to obtain an advantage over its competitors who do not have access to such information; and/or any information from or concerning the customers or clients of the Bank or any of its parents, affiliates or subsidiaries. It is understood that the terms “confidential information” and “trade secrets,” as used in this Agreement, do not include knowledge, skills or information that is common to the trade or profession of Officer, or commonly known to the public.

c. The Officer agrees that the obligations, duties and covenants contained herein, shall survive the termination or resignation of Officer’s employment with the Bank, for whatever reason, and shall be enforceable in accordance with their terms notwithstanding any termination of this Agreement or any breach of this Agreement by the Bank.

d. The Officer acknowledges that any breach of the provisions of this paragraph will cause immediate and irreparable damage to the Bank and that such damages will be exceedingly difficult to measure in full. Therefore, the Officer acknowledges that payment of money damages to the Bank in an action at law for breach of this Agreement would not adequately compensate the Bank for the damages it suffered. The Officer and the Bank therefore agree that this Agreement may be enforced by means of a temporary restraining order and preliminary injunction, and that all other available remedies at law or in equity including, but not limited to, money damages, may be pursued for breach of this Agreement.

7. Standards. The Officer shall perform his/her duties and responsibilities under this Agreement in accordance with such reasonable standards as may be established from time to time by the President or the Board, in their sole discretion. The Bank will provide the Officer with the working facilities and staff customary for similar executives and reasonably necessary for the Officer to perform his/her duties.

8. Termination and Severance Pay. Both the Bank and Officer acknowledge that the Officer’s employment is “at will,” and may be terminated by either party at any time, with or without Cause, by giving notice to the other party as set forth below. Upon termination of Officer’s employment with Bank, Officer will be entitled to severance pay as set forth below.

a. The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which the Officer’s death shall have occurred and for a period of one (1) month thereafter.

b. The Officer’s employment under this Agreement may be terminated at any time by the Officer upon sixty (60) days prior written notice to the President. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination. Upon receipt of such a notice from the Officer, the Bank shall have the option, in its sole discretion, of accepting Officer’s resignation effective immediately and paying the Officer’s for the 60-day notice period, either in the form of salary continuation or in a lump sum payment.

c. The Bank may terminate the Officer’s employment at any time upon sixty (60) days prior written notice. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination, unless the termination is as a result of a “change of control”, in which event, the Officer shall be entitled to receive Officer’s monthly base salary for a period of 24 months and the Bank will continue to pay its portion of the cost of Officer’s medical insurance coverage for a period of 12 months provided that the Officer elects COBRA continuation coverage within the time allowed by law and provided that the Officer continues to pay Officer’s portion of the cost of his/her medical coverage on a timely basis. For purposes of this Paragraph 8(c), the Officer’s employment with the Bank shall be deemed to have been terminated by the Bank as a result of a “change in control” if (i) the Bank experiences a “change of control,” meaning the Bank is acquired by another bank or other entity, whether as the result of an asset purchase or stock sale, and the Bank is not the surviving entity or the Bank merges with another bank or entity and the Bank is not the surviving entity; and (ii) as a result of this “change of control” the surviving entity proposes to (A) demote Officer to a position with lesser duties, responsibilities or status; or (B) reduce Officer’s annual salary below the annual amount in effect as of the effective date of the “change in control;” or (C) transfer the Officer to a location, which is an unreasonable distance from his/her current principal work location without the Officer’s express written consent.

d. The Bank may terminate the Officer’s employment at any time for Cause upon providing Officer with written notice specifying the grounds for termination for Cause and, upon termination for Cause, the Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Grounds for a termination for Cause shall include, but shall not be limited to, the following:

i. Personal dishonesty or moral turpitude on the part of the Officer;

ii. The Officer’s gross incompetence, willful misconduct or major failure to perform his/her duties to the Bank;

iii. The breach by the Officer of any fiduciary (and subsequent conviction) duty owed to the Bank;

iv. The violation of any law, rule or regulation which involves moral turpitude, dishonesty, violence, or drugs or any other law, rule or regulation the violation of which by the Officer would tend to discredit the Bank or be detrimental to the reputation, character or standing of the Bank;

v. A material breach by Officer of any provision of this Agreement;

vi. A material violation by the Officer of any policy of the Bank;

vii. Conduct on the part of Officer which is unprofessional, unethical or fraudulent or which discredits the Bank or is detrimental to the reputation, character or standing of the Bank; or

viii. Officer’s insubordination;

e. Subject to the Bank’s obligations and the Officer’s rights under (i) applicable law including, without limitation, Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, the Family and Medical Leave Act, and the North Carolina Workers’ Compensation Act; and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Bank, the Officer’s employment under this Agreement shall terminate in the event the Officer becomes disabled during the term of this Agreement and is unable to perform the essential functions of the Officer’s job with the Bank, with or without reasonable accommodation. The determination as to whether a disability exists shall be made by a duly qualified and licensed physician mutually agreed upon by the Officer and the Bank. Upon termination based on Officer’s inability to perform the essential functions of the Officer’s job with the Bank, with or without reasonable accommodation, the Officer shall have no right to receive additional compensation or other benefits for any period after termination except as may be provided through vacation leave, disability leave, sick leave and any other leave policies of the Bank.

f. The Bank’s obligations under this Paragraph 8, if any, shall survive the termination of Officer’s employment with the Bank, for whatever reason.

9. Dispute Resolution/Arbitration. Except as provided in this Agreement, the Parties agree that any dispute, controversy or claim of any nature whatsoever arising out of or relating to Officer’s employment with the Bank and/or termination of employment with the Bank shall be resolved exclusively by final and binding arbitration before a single neutral Arbitrator. By way of example only, such claims include claims under federal, state, and local statutory or common law, such as claims for breach of contract, wrongful discharge, negligent retention, libel, slander, emotional distress and/or claims under Title VII of the Civil Rights Act of 1964 (which prohibits discrimination on the basis of race, color, religion, sex and/or national origin), as amended, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act (which prohibits discrimination because of a disability), the Fair Labor Standards Act, the Employment Retirement Income Security Act, as well as any state or local employment discrimination laws. The Parties agree and understand that they choose arbitration instead of litigation to resolve disputes. The Parties understand that they have a right or opportunity to litigate disputes through a court, but they prefer to resolve their disputes through arbitration. Nothing in this arbitration provision amounts to a waiver of the Bank’s right to seek injunctive relief or other relief necessary, including money damages, to protect the Bank from harm as a result of the actions of Officer during employment, at or after termination of employment with the Bank, which may be brought in any state or federal court of competent jurisdiction. This includes, without limitation, the Bank’s right to seek injunctive relief to enforce the confidentiality agreement contained in Paragraph 6 herein.

An arbitration conducted under the terms of this arbitration provision shall be conducted and ruled upon by a single neutral Arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”). A copy of the most recent version of the Rules, as amended from time to time by the American Arbitration Association, is available from the Bank for review upon request. An arbitration held under this Dispute Resolution Policy shall be held in Wilmington, North Carolina. An arbitration under this arbitration provision shall be governed by the Rules, as amended, which are in effect at the time a demand for arbitration is made. The Arbitrator’s decision, including the amount of any award, shall be final and binding upon the parties and shall not be subject to appeal. Together with the decision, the Arbitrator shall provide a written explanation of the decision and of any award. A judgment upon an award made by the Arbitrator may be entered in any state or federal court having competent jurisdiction. The Arbitrator shall be bound to enforce any applicable statute of limitations. All remedies available to the Officer or the Bank in a court of law shall be available through arbitration. The costs of the arbitration (filing fee, administrative fee, if any, and the Arbitrator’s fee) shall be paid as follows: one-half by the Bank and one-half by the Officer. However, the Officer and the Bank will each pay his or its own attorney’s fees incurred in prosecuting or defending the arbitration. Nothing in this arbitration provision shall prevent the Arbitrator from awarding the costs of the arbitration and/or attorney’s fees to a prevailing party as allowed by law or by the Rules.

10. Successors and Assigns.

a. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Bank.

b. Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

11. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Bank by such officer as may be specifically designated by the Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

12. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14 Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties hereto and, except as otherwise provided hereunder or in the Incentive Stock Option Agreement between the parties dated as of the same date, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the matters addressed herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

OFFICER:

/s/ Betty V. Norris	[SEAL]
Betty V. Norris

BANK:

CAPE FEAR BANK

By:	/s/ Ralph N. Strayhorn

Name & Title:	Ralph N. Strayhorn President and CEO

ATTEST:

/s/ Michelle L. Southerland
Corporate Secretary